Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contacts:

Brian K. Finneran

President

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Completes Initial Public Offering and

Reports Second Fiscal Quarter Net Income of $5.9 million

Second Fiscal Quarter Performance Highlights

●	Initial Public Offering: The Company completed its Initial Public Offering (IPO) and began trading on the Nasdaq Global Select Market under the symbol HNVR on May 11, 2022. Gross proceeds of $26.8 million were raised at an offering price of $21.00 per share.
●	Net Income: Net income for the quarter ended March 31, 2022, totaled $5.9 million or $1.00 per diluted common share, versus $2.1 million or $0.48 per diluted common share in the same period a year ago. The Company recorded net income for the six months ended March 31, 2022 of $12.4 million or $2.15 per diluted common share compared to $3.6 million or $0.84 per diluted common share in the comparable 2021 six-month period.
●	Initiation of Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per common share cash dividend paid on February 15, 2022, to stockholders of record on February 8, 2022.
●	Financial Performance Metrics: Returns on average total assets and average stockholders’ equity were 1.63% and 17.83%, respectively, in the quarter ended March 31, 2022, versus 0.97% and 10.28% in the comparable 2021 period.
●	Net Interest Income: Net interest income was $14.7 million for the quarter ended March 31, 2022, an increase of $6.9 million, or 89.0%, versus the comparable 2021 quarter.
●	Net Interest Margin: The Company’s net interest margin increased during the quarter ended March 31, 2022, to 4.26% versus 3.79% in the quarter ended March 31, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.86% in the quarter ended March 31, 2022, and 3.90% in the quarter ended December 31, 2021.
●	Balance Sheet: Assets totaled $1.48 billion at March 31, 2022, versus $1.48 billion at September 30, 2021, and $890.4 million at March 31, 2021.

●	Capital Strength: The Bank’s Tier 1 leverage ratio was 10.06% and its Total Risk-Based capital ratio was 15.85% at March 31, 2022, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 7.90% at March 31, 2022 versus 7.02% at September 30, 2021 and 9.06% at March 31, 2021.
●	Tangible Book Value Per Share: Tangible book value per common share increased to $19.75 at March 31, 2022, from $18.49 at September 30, 2021, and $19.19 at March 31, 2021.
●	Strong Lending Activity: On a linked quarter basis, the Company exhibited net loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $46.7 million or 15.5% on an annualized basis. The Company’s current loan pipeline is in excess of $400 million.
●	Expansion into New Jersey Market: The Company opened a full-service branch in Freehold, New Jersey on March 4, 2022. This location will expand the Company’s niche Small Business Administration (“SBA”) lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

Mineola, NY – May 16, 2022 – Hanover Bancorp, Inc. (“Hanover” or “the Company”), the holding company for Hanover Community Bank (“the Bank”) today reported significant performance achievements for the quarter ended March 31, 2022, highlighted by strong levels of net income, net interest income and net interest margin. Further, the Company’s Board of Directors approved the payment of a $0.10 per common share cash dividend paid on February 15, 2022, to stockholders of record on February 8, 2022. This was the Company’s first cash dividend.

Earnings Summary for the Quarter Ended March 31, 2022

The Company reported net income for the quarter ended March 31, 2022, of $5.9 million or $1.00 per diluted common share, versus $2.1 million or $0.48 per diluted common share in the comparable year ago period, representing an increase of $3.8 million. Returns on average assets and average stockholders’ equity were 1.63% and 17.83%, respectively, in the quarter ended March 31, 2022, versus 0.97% and 10.28% in the comparable 2021 quarter.

The improvement in net income recorded in the second fiscal quarter of 2022 resulted from a $6.9 million or 89.0% increase in net interest income coupled with a $2.0 million improvement in non-interest income. Partially offsetting these positive factors was a $3.6 million increase in total operating expenses, principally resulting from growth in compensation and benefits primarily due to an increase in personnel from the May 2021 acquisition of Savoy Bank (“Savoy”), coupled with a $300 thousand increase in the provision for loan losses expense due to growth in the loan portfolio in the second fiscal quarter of 2022. The year-over-year growth in net interest income was due to an increase in average interest-earning assets of $571.2 million in 2022, primarily related to the acquisition of Savoy, coupled with a substantial widening of the Company’s net interest margin to 4.26% in 2022 from 3.79% in the comparable 2021 quarter. The margin improvement resulted principally from a 52 basis point reduction in the cost of interest-bearing liabilities to 0.44% in 2022 from 0.96% in the second fiscal quarter of 2021.

Earnings Summary for the Six Months Ended March 31, 2022

For the six months ended March 31, 2022, the Company reported net income of $12.4 million or $2.15 per diluted common share versus $3.6 million or $0.84 per diluted common share a year ago.

The improved level of earnings in 2022 resulted from a $14.9 million increase in net interest income, principally due to a 66 basis point widening of the company’s net interest margin to 4.32% in the six months ended March 31, 2022, and a $4.1 million increase in non-interest income, primarily from gains on the sale of loans held for sale. Partially offsetting these positive factors was a $6.3 million increase in total operating expenses, principally resulting from growth in compensation and benefits related to increased headcount as the Company has continued to grow and create the infrastructure required for a public reporting company, and as experienced executives have been added to implement new product initiatives such as municipal banking and expanded commercial real estate and commercial and industrial lending coupled with an increase in personnel from the May 2021 acquisition of Savoy. In addition, the Company’s effective tax rate increased to 22.7% in 2022 from 20.4% in the comparable year ago period.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “I am very pleased to report that Hanover Bancorp, Inc. completed its Initial Public Offering on May 10, raising gross capital proceeds of $26.8 million ($24.0 million net of the underwriting discount and estimated offering expenses). The IPO is an outstanding achievement in the face of a tough economic environment, highlighted by record inflation, higher interest rates and equity market turbulence for companies in general, and banks in particular. I’ve envisioned this day since I joined Hanover in 2012 and I’m truly proud of the efforts made by our staff and outside professionals to bring this dream to reality for all Hanover shareholders. We intend to use this capital to fund the continued growth and expansion of the Company.”

“I am also proud to report our solid operating results across the board during the second fiscal quarter of 2022. We have been able to seamlessly integrate the Savoy Bank acquisition and welcome their customers into the Hanover family while simultaneously growing our core franchise in a highly profitable way. We are also ahead of the post-merger financial and operational goals that we established for ourselves when we initially announced the Savoy transaction. Our returns on average assets and average stockholders’ equity during the second fiscal quarter amounted to 1.63% and 17.83%, respectively. Our operating efficiency ratio during the quarter was 54.1%. These ratios place us in the upper echelon of our community bank peer group. We now possess the ability to build our earning asset base across multiple highly profitable lending niches funded by strong deposit generating businesses. Further, we continue to explore a number of Fintech-related partnerships that, if completed, would benefit us in generating additional fee income and additional low-cost deposit funding.”

Balance Sheet Highlights

Total assets at March 31, 2022, were $1.48 billion versus $1.48 billion at September 30, 2021 and $890.4 million at March 31, 2021 primarily due to the Savoy acquisition. Total deposits at March 31, 2022, increased to $1.23 billion compared to $1.16 billion at September 30, 2021 and $718.2 million at March 31, 2021, the result of growth in core deposits (Demand, N.O.W., Savings and Money Market) of $157.2 million from fiscal year end and $531.0 million from March 31, 2021. The quarter over quarter increase resulted from deposits acquired in the Savoy transaction as well as significant growth in the Company’s municipal deposit portfolio.

The Company had $405.0 million in total municipal deposits at March 31, 2022, at a weighted average rate of 0.18% versus $350.5 million at September 30, 2021 and $153.5 million at March 31, 2021. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than consumer deposits.

Borrowings at March 31, 2022, were $75.8 million, including $37.9 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 0.82% and 35 months, respectively. Management reduced usage of its Federal Home Loan Bank (“FHLB”) borrowing capacity in the second fiscal quarter of 2022 as other lower cost funding options were utilized to replace maturing FHLB advances. At March 31, 2022, the Bank had $37.9 million of FHLB advances outstanding versus $56.4 million a year ago. The Company had $165.9 million in additional borrowing capacity from the FHLB at March 31, 2022.

Stockholders’ equity increased to $134.8 million at March 31, 2022, from $122.5 million at September 30, 2021 and $82.2 million at the comparable 2021 date, resulting in an increase in tangible book value per share over the past twelve months to $19.75 at March 31, 2022, from $19.19 at the comparable 2021 date. Common shares outstanding were 5,829,569 and 4,194,890 at March 31, 2022 and 2021, respectively.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth, excluding PPP loans, of $46.7 million or 15.5% on an annualized basis. For the twelve months ended March 31, 2022, the Bank’s loan portfolio grew to $1.29 billion, primarily due to the acquisition of Savoy. Year over year growth was concentrated primarily in multi-family, commercial real estate, and commercial and industrial loans. At March 31, 2022, the Company’s residential loan portfolio (including home equity) amounted to $424.5 million, with an average loan balance of $450 thousand and a weighted average loan-to-value ratio of 54%. Commercial real estate and multifamily loans totaled $792.0 million at March 31, 2022, with an average loan balance of $1.25 million and a weighted average loan-to-value ratio of 60%. The Company’s commercial real estate concentration ratio was 415% of capital at March 31, 2022, versus 355% and 247% of capital at September 30, 2021 and March 31, 2021, respectively. At March 31, 2022, the Company’s loan pipeline was approximately $300 million. The loan pipeline is currently in excess of $400 million.

Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. With respect to the Bank’s residential growth strategy, management expects to originate more loans to retain in its portfolio as opposed to selling into the secondary market due to the continued increase in interest rates. Accordingly, we expect a decrease in secondary market sales. During the quarter ended March 31, 2022, the Company sold $16.2 million in SBA loans and recorded gains on the sale of loans held-for-sale of $1.6 million versus gains of $1.5 million in the quarter ended December 31, 2021. The Company recorded gains of $295 thousand on the sale of performing loans in the quarter ended March 31, 2021.

During the second fiscal quarter of 2022, the Bank recorded a provision for loan losses expense of $500 thousand. The March 31, 2022, allowance for loan losses balance was $9.9 million versus $8.2 million a year ago. The allowance for loan losses as a percent of total loans was 0.77% at March 31, 2022, versus 0.73% at December 31, 2021, and 1.07% at March 31, 2021. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 1.04% at March 31, 2022. At March 31, 2022, non-performing loans totaled $12.0 million of which $8.2 million represented legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $3.8 million of non-performing loans represent primarily Hanover originated residential credits with a weighted average loan-to-value ratio of 50%.

Net Interest Margin

The Bank’s net interest margin improved to 4.26% during the second fiscal quarter of 2022, versus 3.79% in the comparable 2021 quarter and 4.39% in the quarter ended December 31, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.86% and 3.90% in the quarters ended March 31, 2022, and December 31, 2021, respectively.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 54.1% in the second fiscal quarter of 2022 versus 69.4% a year ago.

Expansion into New Jersey Market

The Company opened a full-service branch in Freehold, New Jersey on March 4, 2022. This location, coupled with our success in recruiting business development officers in recent months, will expand the Company’s SBA lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP. While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	March 31,	September 30,	March 31,
	2022	2021	2021
Assets
Cash and cash equivalents	$127,140	$166,544	$77,529
Securities-available for sale, at fair value	5,070	7,747	7,801
Investments-held to maturity	4,629	8,611	9,470
Loans held for sale	—	—	893

Loans, net of deferred loan fees and costs	1,289,041	1,247,125	763,596
Less: allowance for loan losses	(9,886)	(8,552)	(8,179)
Loans, net	1,279,155	1,238,573	755,417

Goodwill	19,168	19,168	1,710
Premises & fixed assets	14,833	15,002	14,328
Other assets	26,686	28,996	23,284
Assets	$1,476,681	$1,484,641	$890,432

Liabilities and stockholders’ equity
Core deposits	$943,995	$786,826	$412,992
Time deposits	286,247	377,836	305,192
Total deposits	1,230,242	1,164,662	718,184

Borrowings	75,823	159,642	56,417
Subordinated debentures	24,541	24,513	24,482
Other liabilities	11,307	13,295	9,104
Liabilities	1,341,913	1,362,112	808,187

Stockholders’ equity	134,768	122,529	82,245
Liabilities and stockholders’ equity	$1,476,681	$1,484,641	$890,432

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Interest income	$15,941	$9,380	$32,557	$18,877
Interest expense	1,197	1,578	2,544	3,748
Net interest income	14,744	7,802	30,013	15,129
Provision for loan losses	500	200	1,400	300
Net interest income after provision for loan losses	14,244	7,602	28,613	14,829

Loan servicing and fee income	734	139	1,424	222
Service charges on deposit accounts	46	17	109	32
Gain on sale of loans held-for-sale	1,575	295	3,067	476
Gain on sale of investments	105	240	105	240
Other operating income	212	1	343	8
Non-interest income	2,672	692	5,048	978

Compensation and benefits	5,618	3,268	10,557	6,376
Occupancy and equipment	1,370	1,209	2,783	2,380
Data processing	392	270	759	515
Marketing and advertising	153	19	186	67
Acquisition costs	—	151	—	296
Professional fees	640	308	1,139	720
Other operating expenses	1,184	500	2,198	961
Non-interest expense	9,357	5,725	17,622	11,315

Income before income taxes	7,559	2,569	16,039	4,492
Income tax expense	1,699	514	3,642	918

Net income	$5,860	$2,055	$12,397	$3,574

Basic earnings per share	$1.02	$0.49	$2.19	$0.85
Diluted earnings per share	$1.00	$0.48	$2.15	$0.84

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Interest income	$15,941	$16,616	$17,760	$12,038	$9,380
Interest expense	1,197	1,347	1,629	1,590	1,578
Net interest income	14,744	15,269	16,131	10,448	7,802
Provision for loan losses	500	900	700	—	200
Net interest income after provision for loan losses	14,244	14,369	15,431	10,448	7,602

Loan servicing and fee income	734	690	584	401	139
Service charges on deposit accounts	46	63	61	34	17
Gain on sale of loans held-for-sale	1,575	1,492	619	212	295
Gain on sale of investments	105	—	—	—	240
Other operating income	212	130	457	3	1
Non-interest income	2,672	2,375	1,721	650	692

Compensation and benefits	5,618	4,939	4,463	3,923	3,268
Occupancy and equipment	1,370	1,413	1,298	1,300	1,209
Data processing	392	366	346	419	270
Marketing and advertising	153	33	33	18	19
Acquisition costs	—	—	197	3,937	151
Professional fees	640	499	616	370	308
Other operating expenses	1,184	1,014	1,005	765	500
Non-interest expense	9,357	8,264	7,958	10,732	5,725

Income before income taxes	7,559	8,480	9,194	366	2,569
Income tax expense	1,699	1,943	2,138	145	514

Net income	$5,860	$6,537	$7,056	$221	$2,055

Basic earnings per share	$1.02	$1.18	$1.27	$0.05	$0.49
Diluted earnings per share	$1.00	$1.16	$1.25	$0.05	$0.48

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
ADJUSTED NET INCOME:
Net income, as reported	$5,860	$2,055	$12,397	$3,574
Adjustments:
Merger-related expenses	—	151	—	296
Debt extinguishment charges	—	—	—	54
Total adjustments, before income taxes	—	151	—	350
Adjustment for reported effective income tax rate	—	30	—	72
Total adjustments, after income taxes	—	121	—	278
Adjusted net income	$5,860	$2,176	$12,397	$3,852
Basic earnings per share - adjusted	$1.02	$0.52	$2.19	$0.92
Diluted earnings per share - adjusted	$1.00	$0.51	$2.15	$0.91

ADJUSTED NET INTEREST INCOME:
Net interest income, as reported	$14,744	$7,802	$30,013	$15,129
Adjustments:
Debt extinguishment charges	—	—	—	54
Adjusted net interest income	$14,744	$7,802	$30,013	$15,183

ADJUSTED NET INTEREST MARGIN:
Net interest margin, as reported	4.26%	3.79%	4.32%	3.66%
Adjustments:
Debt extinguishment charges	—	—%	—	0.01%
Adjusted net interest margin	4.26%	3.79%	4.32%	3.67%

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	54.05%	69.36%	50.41%	71.31%
Adjustments:
Merger-related expenses	—	(1.83)%	—	(1.87)%
Debt extinguishment charges	—	—%	—	(0.24)%
Adjusted operating efficiency ratio	54.05%	67.53%	50.41%	69.20%

ADJUSTED RETURN ON AVERAGE ASSETS	1.63%	1.02%	1.72%	0.90%
ADJUSTED RETURN ON AVERAGE EQUITY	17.83%	10.88%	19.16%	9.65%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Profitability:
Return on average assets	1.63%	0.97%	1.72%	0.84%
Return on average equity	17.83%	10.28%	19.16%	8.95%
Yield on average interest-earning assets	4.60%	4.56%	4.69%	4.57%
Cost of average interest-bearing liabilities	0.44%	0.96%	0.46%	1.12%
Net interest rate spread (1)	4.16%	3.60%	4.23%	3.45%
Net interest margin (2)	4.26%	3.79%	4.32%	3.66%
Non-interest expense to average assets	2.60%	2.69%	2.44%	2.64%
Operating efficiency ratio (3)	54.05%	69.36%	50.41%	71.31%

Average balances:
Interest-earning assets	$1,404,983	$833,778	$1,393,049	$828,912
Interest-bearing liabilities	1,115,078	665,423	1,110,620	673,537
Loans	1,274,485	742,004	1,264,043	733,283
Deposits	1,202,233	690,024	1,174,748	675,876
Borrowings	112,475	83,283	131,726	93,320

(1)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Represents net interest income divided by average interest-earning assets.
(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Asset quality:
Provision for loan losses	$500	$900	$700	$—
Net (charge-offs)/recoveries	—	(66)	—	(327)
Allowance for loan losses	9,886	9,386	8,552	7,852
Allowance for loan losses to total loans (1)	0.77%	0.73%	0.69%	0.61%
Allowance for loan losses to originated loans (1)(5)	1.04%	1.08%	1.13%	1.13%
Non-performing loans (2)(3)(4)	$11,953	$8,616	$9,547	$8,120
Non-performing loans/total loans	0.93%	0.67%	0.77%	0.63%
Non-performing loans/total assets	0.81%	0.59%	0.64%	0.53%
Allowance for loan losses/non-performing loans	82.71%	108.94%	89.58%	96.70%

Capital (Bank only):
Tier 1 Capital	$139,959	$132,006	$123,666	$118,536
Tier 1 leverage ratio	10.06%	9.92%	9.45%	11.20%
Common equity tier 1 capital ratio	14.76%	14.44%	14.54%	14.05%
Tier 1 risk based capital ratio	14.76%	14.44%	14.54%	14.05%
Total risk based capital ratio	15.85%	15.52%	15.59%	15.01%

Equity data:
Common shares outstanding	5,829,569	5,562,799	5,563,426	5,552,457
Stockholders’ equity	$134,768	$129,379	$122,529	$115,238
Book value per common share	23.12	23.26	22.02	20.75
Tangible common equity	115,162	109,752	102,881	96,636
Tangible book value per common share	19.75	19.73	18.49	17.40
Tangible common equity (“TCE”) ratio	7.90%	7.63%	7.02%	6.35%

(1)	Calculation excludes loans held for sale.
(2)	Includes $1.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 3/31/22.
(3)	Includes $2.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 9/30/21 and 12/31/21.
(4)	Includes $3.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 6/30/21.
(5)	Calculation excludes acquired loans.

Note: Prior period information has been adjusted to conform to current period presentation

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited,dollars in thousands, except share data)

	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Loan distribution (1):
Residential mortgages	$400,686	$411,664	$420,445	$429,107
Multifamily	389,262	358,831	266,715	227,887
Commercial real estate	402,780	372,282	364,178	341,102
Commercial & industrial	72,501	109,718	172,077	270,481
Home equity	23,810	24,908	23,697	24,669
Consumer	2	31	13	16

Total loans	$1,289,041	$1,277,434	$1,247,125	$1,293,262

Sequential quarter growth rate	0.91%	2.43%	(3.57)%	69.36%

Loans sold during the quarter	$16,233	$35,195	$13,997	$13,498

Funding distribution:
Demand	$197,118	$190,723	$191,537	$179,259
N.O.W.	508,841	437,920	353,978	250,172
Savings	65,530	58,526	60,163	58,217
Money market	172,506	162,699	181,148	211,085
Total core deposits	943,995	849,868	786,826	698,733
Time	286,247	326,883	377,836	460,689
Total deposits	1,230,242	1,176,751	1,164,662	1,159,422
Borrowings	75,823	113,274	159,642	228,625
Subordinated debentures	24,541	24,504	24,513	24,498

Total funding sources	$1,330,606	$1,314,529	$1,348,817	$1,412,545

Sequential quarter growth rate - total deposits	4.55%	1.04%	0.45%	61.44%

Period-end core deposits/total deposits ratio	76.73%	72.22%	67.56%	60.27%

Period-end demand deposits/total deposits ratio	16.02%	16.21%	16.45%	15.46%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Tangible common equity
Total equity	$134,768	$129,379	$122,529	$115,238	$82,245
Less: goodwill	(19,168)	(19,168)	(19,168)	(18,100)	(1,710)
Less: core deposit intangible	(438)	(459)	(480)	(502)	(19)
Tangible common equity	$115,162	$109,752	$102,881	$96,636	$80,516

Tangible common equity (“TCE”) ratio
Tangible common equity	$115,162	$109,752	$102,881	$96,636	$80,516
Total assets	1,476,681	1,458,180	1,484,641	1,541,443	890,432
Less: goodwill	(19,168)	(19,168)	(19,168)	(18,100)	(1,710)
Less: core deposit intangible	(438)	(459)	(480)	(502)	(19)
Tangible assets	$1,457,075	$1,438,553	$1,464,993	$1,522,841	$888,703
TCE ratio	7.90%	7.63%	7.02%	6.35%	9.06%

Tangible book value per share
Tangible common equity	$115,162	$109,752	$102,881	$96,636	$80,516
Common shares outstanding	5,829,569	5,562,799	5,563,426	5,552,457	4,194,890
Tangible book value per share	$19.75	$19.73	$18.49	$17.40	$19.19

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended March 31, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,274,485	$15,749	5.01%	$742,004	$9,133	4.99%
Investment securities	11,547	106	3.72%	17,595	182	4.20%
Interest-earning cash	114,889	45	0.16%	70,465	19	0.11%
FHLB stock and other investments	4,062	41	4.09%	3,714	46	5.02%
Total interest-earning assets	1,404,983	15,941	4.60%	833,778	9,380	4.56%
Non interest-earning assets:
Cash and due from banks	8,405			5,576
Other assets	47,243			23,797
Total assets	$1,460,631			$863,151

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$696,240	$345	0.20%	$247,336	$157	0.26%
Time deposits	306,363	401	0.53%	334,804	915	1.11%
Total savings and time deposits	1,002,603	746	0.30%	582,140	1,072	0.75%
Fed funds purchased & FHLB & FRB advances	87,948	117	0.54%	58,807	180	1.24%
Note payable	—	—	—%	—	—	—%
Subordinated debentures	24,527	334	5.52%	24,476	326	5.40%
Total interest-bearing liabilities	1,115,078	1,197	0.44%	665,423	1,578	0.96%
Demand deposits	199,630			107,884
Other liabilities	12,662			8,764
Total liabilities	1,327,370			782,071
Stockholders’ equity	133,261			81,080
Total liabilities & stockholders’ equity	$1,460,631			$863,151
Net interest rate spread			4.16%			3.60%
Net interest income/margin		$14,744	4.26%		$7,802	3.79%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Six Months Ended March 31, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,264,043	$32,130	5.10%	$733,283	$18,391	5.03%
Investment securities	13,613	260	3.83%	17,052	355	4.18%
Interest-earning cash	110,729	84	0.15%	74,758	40	0.11%
FHLB stock and other investments	4,664	83	3.57%	3,819	91	4.78%
Total interest-earning assets	1,393,049	32,557	4.69%	828,912	18,877	4.57%
Non interest-earning assets:
Cash and due from banks	8,334			5,138
Other assets	48,136			24,051
Total assets	$1,449,519			$858,101

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$652,268	$711	0.22%	$216,783	$274	0.25%
Time deposits	326,626	892	0.55%	363,434	2,369	1.31%
Total savings and time deposits	978,894	1,603	0.33%	580,217	2,643	0.91%
Fed funds purchased & FHLB & FRB advances	107,213	277	0.52%	68,983	401	1.17%
Note payable	—	—	—%	659	73	22.22%	(1)
Subordinated debentures	24,513	664	5.43%	23,678	631	5.34%
Total interest-bearing liabilities	1,110,620	2,544	0.46%	673,537	3,748	1.12%
Demand deposits	195,854			95,659
Other liabilities	13,254			8,844
Total liabilities	1,319,728			778,040
Stockholders’ equity	129,791			80,061
Total liabilities & stockholders’ equity	$1,449,519			$858,101
Net interest rate spread			4.23%			3.45%
Net interest income/margin		$30,013	4.32%		$15,129	3.66%

(1)	Includes impact of debt extinguishment charges. Excluding the impact of these charges, the average rate was 5.78%.